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                                                                   Exhibit 3.5.1


                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            F.G.G. INVESTMENTS, INC.


         F.G.G. Investments, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of the corporation is F.G.G. Investments, Inc. and the name under which the corporation was originally incorporated is Foster Grant Trademark Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was December 14, 1993.

         2. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provision of the Certificate of Incorporation of this corporation as heretofore amended or supplemented and there is not discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

         3. The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or changes to read as herein set forth in full:

                                       I

         ARTICLE FIRST: The name of the Corporation is F.G.G. Investments, Inc. (hereinafter called the "Corporation").

                                       II

         ARTICLE SECOND: The address of the registered office of the Corporation in the State of Delaware is 1105 N. Market St., Suite 1300, Wilmington, Delaware 19899, County of New Castle, and the name of its registered agent at such address is Delaware Corporate Management, Inc.

                                       III

         ARTICLE THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


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                                       IV

         ARTICLE FOURTH: The Corporation is authorized to issue one class of capital stock to be designated "Common Stock". The number of shares of Common Stock which the Corporation shall have authority to issue is 3,000 shares, $1.00 par value per share. Each share of Common Stock of the Corporation shall have identical rights and privileges in every respect.

                                        V

         ARTICLE FIFTH: The period of duration of the Corporation is perpetual.

                                       VI

         ARTICLE SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation except as otherwise provided in the Bylaws.

                                       VII

         ARTICLE SEVENTH: Elections of directors need not be by written ballot.

                                      VIII

         ARTICLE EIGHTH: To the fullest extent permitted by Delaware law, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for an act or omission in such director's capacity as a director of the Corporation. Specifically, a director of the Corporation shall not be personally liable to the Corporation of its stockholder for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, of (iv) for any transaction from which the director derived an improper personal benefit. The foregoing elimination of liability to the Corporation or its stockholders for monetary damages is not exclusive of any other rights or limitations of liability or indemnity to which a director may be entitled under any other provision of the Certificate of Incorporation or Bylaws of the Corporation, contract or agreement, vote of stockholder and/or disinterested directors, or otherwise.

                                       IX

         ARTICLE NINTH: Meetings of the stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. Unless otherwise required by applicable law, the books and records of the Corporation may be kept either within or outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                        X

         ARTICLE TENTH: The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholder herein are granted subject to such reservation.


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 4.               This Restated Certificate of Incorporation was duly adopted by unanimous written consent of the Board of Directors of the Corporation in accordance with the applicable provisions of
                  Section 141 and 245 of the General Corporation Law of the
                  State of Delaware.


         IN WITNESS WHEREOF, said F.G.G. Investments, Inc. has caused this Certificate to be signed by Duane M. DeSisto, its Vice President, this 4th day of August, 1998.



                                                F.G.G. Investments, Inc.

                                                By: /s/ Duane M. DeSisto
                                                   ---------------------
                                                Title: Vice President
                                                       -----------------